Exhibit 1

EXECUTION VERSION

TERMS AGREEMENT

March 4, 2014

Praxair, Inc.
39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

Ladies and Gentlemen:

We, Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch and HSBC Bank plc (the “Representatives”), acting on behalf of the several underwriters named in Schedule I attached hereto (the “Underwriters”), understand that Praxair, Inc., a Delaware corporation (the “Company”), proposes to issue and sell €600,000,000 aggregate principal amount of its 1.500% Notes due 2020 (the “Offered Securities”), covered by the registration statement on Form S-3 (No. 333-183150) (the “Registration Statement”) filed by the Company.  Subject to the terms and conditions set forth herein or incorporated by reference herein, the Underwriters named in Schedule I attached hereto agree to purchase, severally and not jointly, the Offered Securities in the amounts set forth opposite our respective names on such Schedule.  The closing in respect of the purchase and sale of the Offered Securities shall occur on March 11, 2014 by 10:00 a.m. (the “Closing Date”).

All the provisions contained in the Praxair, Inc. Standard Underwriting Agreement Provisions (August 8, 2012 edition), other than the form of Delayed Delivery Contract attached thereto as Annex I and Terms Agreement attached thereto as Annex II (the “Standard Provisions”), a copy of which is filed as an exhibit to the Registration Statement, are incorporated herein by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Standard Provisions had been set forth in full herein. Terms defined in the Standard Provisions are used herein as therein defined.

For purposes of Sections 2 and 7 of the Standard Provisions, the only information furnished to the Company by any Underwriter for use in the U.S. Prospectus consists of the following information in the U.S. Prospectus furnished on behalf of each Underwriter: the last paragraph at the bottom of the prospectus supplement cover page concerning the terms of the offering by the Underwriters, and the information contained in the third paragraph, the fifth and sixth sentences of the sixth paragraph and the seventh, eighth, tenth and eleventh paragraphs under the caption “Underwriting” in the prospectus supplement.

Date of Basic Prospectus: August 8, 2012

Date of Preliminary Prospectus Supplement: March 4, 2014

Date of Prospectus Supplement: March 4, 2014

Time of Sale: 9:30 a.m., New York City time on March 4, 2014

Names and Addresses of Representatives:

Credit Suisse Securities (Europe) Limited
One Cabot Square
London E14 4QJ

Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB

HSBC Bank plc
8 Canada Square, Canary Wharf
London E14 5HQ

The Offered Securities shall have the following terms:

Title:	1.500% Notes due 2020
Maturity:	March 11, 2020
Interest Rate:	1.500% per annum
Interest Payment Dates:	Interest will be payable annually in arrears on March 11 of each year, commencing March 11, 2015.
Redemption Provisions:
The Company may redeem the Offered Securities at its option, at any time in whole or from time to time in part.

The redemption price for the Offered Securities to be redeemed on any redemption date will be equal to the greater of:

(1) the principal amount of the Offered Securities being redeemed plus accrued and unpaid interest to the redemption date; or

(2) the sum of the present values of the principal amount of the Offered Securities, together with the scheduled annual payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the Offered Securities, in each case discounted to the redemption date on an ACTUAL/ACTUAL (ICMA) day count basis at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points, plus accrued and unpaid interest on the principal amount of the Offered Securities to the redemption date.

2

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Offered Securities to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

In addition, the Company has the option to redeem the Offered Securities under the circumstances described in the Preliminary Prospectus Supplement under the caption “Description of the Notes – Redemption Upon Tax Event.”

Purchase Price:	99.144% of the principal amount thereof
Public Offering Price:	99.494% of the principal amount thereof, plus accrued interest, if any, from March 11, 2014
Additional Terms:
The Offered Securities will be issued only in registered form in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Delivery of the Offered Securities shall be made in book-entry form through a common depositary for Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear system.

which terms shall be set forth in a pricing term sheet substantially in the form of Exhibit 1 attached hereto (the “Pricing Term Sheet”).

3

The Offered Securities will be made available for checking and packaging at the offices of Davis Polk & Wardwell LLP at least 24 hours prior to the Closing Date.

We represent that we are authorized to act for the several Underwriters named in Schedule I hereto in connection with this financing and any action under this agreement by any of us will be binding upon all the Underwriters.

This Terms Agreement may be executed in one or more counterparts, all of which counterparts shall constitute one and the same instrument.

[Signature pages follow]

4

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among the Company, and the several Underwriters in accordance with its terms.

Very truly yours,

CREDIT SUISSE SECURITIES (EUROPE) LIMITED
DEUTSCHE BANK AG, LONDON BRANCH
HSBC BANK PLC

On behalf of themselves and
    as Representatives of the
    Several Underwriters

By:   Credit Suisse Securities (Europe) Limited

By:  /s/ Aaron Weaver
       Name:  Aaron Weaver
       Title:  Vice President

By:  Deutsche Bank AG, London Branch

By:  /s/ Frazer Ross
       Name:  Frazer Ross
       Title:  Managing Director

By:  /s/ Stephanie Lincoln
       Name: Stephanie Lincoln
       Title:  Director

By:  HSBC Bank plc

By:  /s/ Karl Allen
       Name:  Karl Allen
       Title:  Director

[Signature Page to Terms Agreement]

The foregoing Terms Agreement
is hereby confirmed as of the
date first above written

PRAXAIR, INC.

By:  /s/ Timothy S. Heenan
       Name:  Timothy S. Heenan
       Title:  Vice President and Treasurer

[Signature Page to Terms Agreement]

SCHEDULE I

Underwriters	Amount of Offered Securities to be Purchased
Credit Suisse Securities (Europe) Limited	€160,000,000
Deutsche Bank AG, London Branch	160,000,000
HSBC Bank plc	160,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	24,000,000
Banco Bradesco BBI S.A.	24,000,000
Mitsubishi UFJ Securities International plc	24,000,000
PNC Capital Markets LLC	24,000,000
The Toronto-Dominion Bank	24,000,000
Total	€600,000,000

EXHIBIT 1
Pricing Term Sheet

Final Term Sheet
Filed pursuant to Rule 433
Dated March 4, 2014

Relating to
Prospectus Supplement dated March 4, 2014 to
Registration Statement No. 333-183150

€600,000,000 1.500% Notes due 2020

Issuer:	Praxair, Inc.
Title of Securities:	1.500% Notes due 2020
Principal Amount:	€600,000,000
Maturity Date:	March 11, 2020
Issue Price (Price to Public):	99.494% of principal amount
Coupon (Interest Rate):	1.500% per annum
Re-Offer Yield to Maturity:	1.589%
Benchmark Bund:	DBR 3.250% due January 4, 2020
Benchmark Bund Yield / Price:	0.751% / 114.20%
Re-Offer Spread to Benchmark Bund:	83.8 basis points
Mid Swaps Yield:	1.189%
Re-Offer Spread to Mid Swaps:	40 basis points
Underwriting Fee:	35 basis points
Proceeds to Issuer (net of underwriting fees but before expenses):	€594,864,000
Interest Payment Dates:	Annually in arrears on each March 11, commencing March 11, 2015
Make-Whole Redemption:	Bund +15 basis points
Day Count:	Actual / Actual (ICMA)
Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Type of Offering:	SEC Registered
Listing:	Application will be made to list the Notes on the New York Stock Exchange
Trade Date:	March 4, 2014
Settlement Date:	March 11, 2014 (T+5)
Settlement:	Euroclear / Clearstream
Common Code/ISIN:	104349838 / XS1043498382
Joint Bookrunners:	Credit Suisse Securities (Europe) Limited Deutsche Bank AG, London Branch HSBC Bank plc
Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A., Banco Bradesco BBI S.A., Mitsubishi UFJ Securities International plc, PNC Capital Markets LLC, The Toronto-Dominion Bank

We expect that delivery of the notes will be made to investors on or about March 11, 2014, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (Europe) Limited, toll free at 1-800-221-1037, Deutsche Bank AG, London Branch, toll free at 1-800-503-4611 or HSBC Bank plc, toll free at 1-866-811-8049.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.